Exhibit (h)(3)(iv)

September 30, 2019

Natixis Funds Trust I

Natixis Funds Trust II

Natixis Funds Trust IV

Gateway Trust

Loomis Sayles Funds I

Loomis Sayles Funds II

888 Boylston Street

Boston, MA 02199

Re:	Reimbursement of Class N Transfer Agency Fees

Ladies and Gentlemen:

Natixis Advisors, L.P. notifies you that it will reimburse the Class N shares of the following Funds for any and all transfer agency expenses attributable to accounts admitted to Class N via a prospectus provision that allows Natixis Distribution, L.P., at its sole discretion, to waive the investment minimum for accounts as to which the relevant financial intermediary has provided assurances, in writing, that the accounts will be held in omnibus fashion beginning no more than two years following the establishment date of such accounts in Class N. Such reimbursement will be in effect during the period July 1, 2019 to June 30, 2021.

Fund Name
AEW Global Focused Real Estate Fund
ASG Global Alternatives Fund
ASG Managed Futures Strategy Fund
Gateway Equity Call Premium Fund
Gateway Fund
Loomis Sayles Bond Fund
Loomis Sayles Core Plus Bond Fund
Loomis Sayles Global Bond Fund
Loomis Sayles Global Allocation Fund
Loomis Sayles Global Growth Fund
Loomis Sayles Growth Fund
Loomis Sayles High Income Fund
Loomis Sayles Inflation Protected Securities Fund
Loomis Sayles Intermediate Duration Bond Fund
Loomis Sayles Investment Grade Bond Fund
Loomis Sayles Limited Term Government and Agency Fund
Loomis Sayles Multi-Asset Income Fund
Loomis Sayles Senior Floating Rate and Fixed Income Fund
Loomis Sayles Small Cap Growth Fund
Loomis Sayles Small Cap Value Fund
Loomis Sayles Small/Mid Cap Growth Fund*
Loomis Sayles Strategic Alpha Fund

Fund Name
Loomis Sayles Strategic Income Fund
Mirova Global Green Bond Fund
Mirova Global Sustainable Equity Fund
Mirova International Sustainable Equity Fund
Natixis Oakmark Fund
Natixis Oakmark International Fund
Natixis Sustainable Future 2015 Fund
Natixis Sustainable Future 2020 Fund
Natixis Sustainable Future 2025 Fund
Natixis Sustainable Future 2030 Fund
Natixis Sustainable Future 2035 Fund
Natixis Sustainable Future 2040 Fund
Natixis Sustainable Future 2045 Fund
Natixis Sustainable Future 2050 Fund
Natixis Sustainable Future 2055 Fund
Natixis Sustainable Future 2060 Fund
Natixis U.S. Equity Opportunities Fund
Vaughan Nelson Select Fund
Vaughan Nelson Small Cap Value Fund
Vaughan Nelson Value Opportunity Fund

*	Effective October 1, 2019

During the period covered by this agreement, the expense reimbursement arrangement set forth above for each of the Funds may only be modified by a majority vote of the “non-interested” Trustees of the Trust affected

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Funds with the Securities and Exchange Commission, in accruing the Funds’ expenses for purposes of calculating each Fund’s net asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Natixis Advisors, L.P.

By Natixis Distribution Corporation, its general partner

By:	/s/ Russell Kane
Name:	Russell Kane
Title:	Executive Vice President, General Counsel, Secretary and Clerk